Exhibit 10.1

SCICLONE PHARMACEUTICALS, INC.

EMPLOYEE RETENTION AGREEMENT

This Employee Retention Agreement (the “Agreement”) is effective as of July 31, 2015, by and between Meng Chun Cai (“Employee”), SciClone Pharmaceuticals (China) Co., Ltd., a People’s Republic of China limited liability company, SciClone Pharmaceuticals Hong Kong Limited, a Hong Kong limited liability company, and SciClone Pharmaceuticals, Inc., a Delaware corporation (together, the “Company”).  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets, or any subsidiary of the Company or its successor.

RECITALS

A. Employee presently serves as General Counsel and Vice President, Compliance of the Company and performs significant strategic and management responsibilities necessary to the continued conduct of the Company’s business and operations.

B. The Board of Directors of the Company (the “Board”)  through its Compensation Committee has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Employee.

C. The Board believes that it is imperative to provide Employee with certain severance benefits upon Employee’s termination of employment under circumstances described in this Agreement that will provide Employee with enhanced financial security and provide sufficient incentive and encouragement to Employee to remain with the Company.

AGREEMENT

Employee and the Company agree as set forth below:

1. Terms of Employment.  The Company and Employee agree that Employee’s employment is based on the original offer letter and labor contract terms and that their employment relationship may be terminated by either party at any time in accordance with applicable law, with or without cause, and, if applicable, in accordance with Section 2 or Section 4 below.  If Employee’s employment with the Company terminates for any reason, Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.  During his employment with the Company, Employee agrees to devote his full business time, energy and skill to his duties with the Company.  These duties shall include, but not be limited to, any duties consistent with Employee’s position that may be assigned to Employee from time to time by the Company or the Board.

2. Termination Other than During Change in Control Period.

(a) Termination without Cause.  Subject to the limitations set forth in Sections 5 and 6, if Employee’s employment with the Company is terminated without Cause other than during a Change in Control Period, then Employee shall be entitled to receive, in addition to the compensation and benefits earned by Employee through the date of his termination (“Accrued Compensation”), severance benefits as follows:

(i) Base Salary Continuation Benefit.  Continuation of Employee's base salary in effect on Employee's termination date for a period of twelve  (12) months following such termination date,  with such base salary to be paid in installments on the Company's regular payroll dates beginning on the first regular payroll date following the date on which the Release (as defined in Section 5) becomes effective.  The initial payment of continued base salary will include a catch-up payment consisting of the installments that otherwise would have been paid on the regular payroll dates occurring between Employee’s termination date and such initial payment date.  If any severance is paid to the Employee by the Company or any subsidiary of the Company as mandated under applicable labor laws of the People’s Republic of China (“PRC”) or Hong Kong, the severance pay in this clause will be reduced by the amount of the mandated severance or will be refunded to the Company by Employee, if the Company has already made the severance payment to Employee. For purpose of this Agreement and to avoid confusion, base salary under this Section  2 (a) and under Section 4(a), below, shall include the components of “annual compensation amount” provided in the Offer Letter issued by the CEO of the Company to the Employee on December 19, 2013 which are base salary and monthly non-taxable reimbursements, which for example at the date of this Agreement collectively amounting to 2,492,160 RMB annually.

(ii) Separation Bonus Benefit.  A separation bonus equal to the gross amount of fifty percent (50%) of the average of Employee’s annual performance bonus earned for the two (2) most recent fiscal years for which bonuses have been earned prior to the termination date shall be paid in a lump sum on the date on which the initial installment of base salary continuation described in clause (i) above is paid.

(iii) Share-Based Compensation Awards.  The treatment of share-based compensation awards upon Employee’s termination of Employment covered by this Section (a) shall be determined in accordance with the terms of the plans or agreements providing for such awards.

(iv) Healthcare Benefit.  The Company shall, if permitted under the Company’s existing health insurance plans, continue Employee’s existing group health insurance coverage.  If not so permitted, the Company shall reimburse Employee for any health insurance premiums paid by Employee for continued group health insurance coverage.  Such health insurance coverage or reimbursement of health insurance premiums shall continue until the earlier of (A) twelve (12) months after the date of Employee’s termination of employment or (B) the date on which Employee commences New Employment.

(b) Voluntary Resignation; Termination For Cause.  If Employee’s employment terminates by reason of Employee’s voluntary resignation (but not as a result of termination by the Company without Cause) or as a result of Employee’s termination by the Company for Cause, then Employee shall be entitled only to Employee’s Accrued Compensation and shall not be entitled to receive any severance benefits under this Agreement.

(c) Disability; Death. If the Company terminates Employee’s employment as a result of Employee’s Disability or death, then Employee shall be entitled only to Employee’s 2

Accrued Compensation and shall not be entitled to receive any severance benefits under this Agreement.
3. Treatment of Equity Awards Upon a Change in Control.

(a) Effect of Non-Assumption.  Except as provided by Section 3(b) below, notwithstanding any provision to the contrary contained in any plan or agreement evidencing a share-based compensation award with respect to Company common stock held by Employee (an “Equity Award”), in the event of a Change in Control in which the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), does not assume or continue the Company’s rights and obligations under a then-outstanding Equity Award or substitute for such Equity Award a substantially equivalent share-based compensation award with respect to the Acquiror’s capital stock, then the vesting, exercisability and settlement (as applicable) of such Equity Award shall be accelerated in full effective immediately prior to, but conditioned upon, the consummation of the Change in Control.  For purposes of this Section, an Equity Award shall be deemed assumed if, following the Change in Control, the Equity Award confers the right of Employee to receive, subject to the terms and conditions of the applicable Company equity incentive plan and award agreement evidencing such Equity Award, for each share of Company common stock subject to the Equity Award immediately prior to the Change in Control, the consideration (whether shares, cash, other securities or property or a combination thereof) to which a holder of a share of Company common stock on the effective date of the Change in Control was entitled (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Company common stock); provided, however, that if such consideration is not solely common stock of the Acquiror, the Compensation Committee of the Board may, with the consent of the Acquiror, provide for the consideration to be received upon the exercise or settlement of the Equity Award, for each share subject to the Equity Award, to consist solely of common stock of the Acquiror equal in fair market value to the per share consideration received by holders of Company common stock pursuant to the Change in Control.

(b) Other Share-Based Compensation Awards.  Notwithstanding Section 3(a) or anything else in this Agreement to the contrary, the treatment of an Equity Award upon the consummation of a Change in Control, including but not limited to the acceleration thereof, shall be determined in accordance with the terms of the applicable Company equity incentive plan and award agreement evidencing such Equity Award if their terms provide treatment that is more favorable to Employee than the treatment provided by this Agreement.

4. Termination During Change in Control Period.

(a) Involuntary Termination.  Subject to the limitations set forth in Sections 5 and 6, if Employee’s employment with the Company terminates as a result of Involuntary Termination during a Change in Control Period, then Employee shall be entitled to receive, in addition to Employee’s Accrued Compensation, severance benefits as follows:

(i) Base Salary Benefit.  An amount equal to one hundred percent (100%)  of Employee’s annual base salary in effect at the time of such termination (without giving effect to any reduction in base salary that would constitute Constructive Termination)

shall be paid to Employee in a lump sum on the Company's first regular payroll date following the date on which the Release (as defined in Section 5) becomes effective. If any severance is paid to the Employee by the Company or any subsidiary of the Company as mandated under applicable labor laws of the PRC or Hong Kong, the severance pay in this clause will be reduced by the amount of the mandated severance or will be refunded to the Company by Employee, if the Company has already made the severance payment to Employee.

(ii) Separation Bonus Benefit.  A separation bonus equal to the gross amount of fifty percent (50%) of the average of Employee’s annual performance bonus earned for the two (2) most recent fiscal years for which bonuses have been earned prior to the termination date shall be paid at the same time(s) and in the same manner as the severance benefit described in clause (i) above is paid.

(iii) Share-Based Compensation Awards.  All Options and other share-based compensation awards  (but excluding Options and other share-based compensation awards subject to performance-based vesting, whether or not also subject to service-based vesting) held by Employee shall become vested in full as of Employee’s termination date, and such Options shall remain exercisable until the earlier of twelve (12) months following Employee’s termination date or the expiration of their term.

(iv) Healthcare Benefit.  The Company shall, if permitted under the Company’s existing health insurance plans, continue Employee’s existing group health insurance coverage.  If not so permitted, the Company shall reimburse Employee for any health insurance premiums paid by Employee for continued group health insurance coverage.  Such health insurance coverage or reimbursement of health insurance premiums shall continue until the earlier of (A) the date twelve (12) months after the date of Employee’s termination of employment or (B) the date on which Employee commences New Employment.

(b) Voluntary Resignation; Termination For Cause.  If Employee’s employment terminates during the Change in Control Period by reason of Employee’s voluntary resignation (but not as a result of an Involuntary Termination) or as a result of Employee’s termination by the Company for Cause, then Employee shall be entitled only to Employee’s Accrued Compensation and shall not be entitled to receive any severance benefits  under this Agreement.

(c) Disability; Death.  If the Company terminates Employee’s employment as a result of Employee’s Disability or death, then Employee shall be entitled only to Employee’s Accrued Compensation and shall not be entitled to receive any severance benefits under this Agreement.

5. Release of Claims; Resignation.  Employee’s entitlement to any severance pay or benefits under this Agreement is conditioned upon Employee’s execution and delivery to the Company of (a) a general release of known and unknown claims substantially in the form attached hereto as Exhibit A which becomes effective in accordance with its terms on or before the sixtieth (60th) day following Employee’s termination date and (b) resignation from all of Employee’s positions with the Company, including from the Board of Directors and any committees thereof on which Employee serves, in a form satisfactory to the Company.

6. Certain Tax Matters.

(a) Parachute Payments.  In the event that any payment or benefit received or to be received by Employee pursuant to this Agreement or otherwise (collectively, the “Payments”) would result in a “parachute payment” as described in Section 280G of the Code, then notwithstanding the other provisions of this Agreement the amount of such Payments will not exceed the amount which produces the greatest after-tax benefit to Employee.  For purposes of the foregoing, the greatest after-tax benefit will be determined within thirty (30) days of the occurrence of such payment to Employee, in Employee’s sole and absolute discretion.  If no such determination is made by Employee within thirty (30) days of the occurrence of such payment, the Company will promptly make such determination in a fair and equitable manner.

(b) Section 409A.   The Company and Employee intend that this Agreement (and all payments and other benefits provided under this Agreement) be exempt from the requirements of Section 409A of the Code and the regulations and ruling issued thereunder (collectively “Section 409A”), to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise.  To the extent Section 409A is applicable to such payments, the Company and Employee intend that this Agreement (and such payments and benefits) comply with the deferral, payout and other limitations and restrictions imposed under Section 409A.  Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions.  Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary:

(i) No amount payable pursuant to this Agreement on account of Employee’s termination of employment with the Company which constitutes a “deferral of compensation” within the meaning of Section 409A shall be paid unless and until Employee has incurred a “separation from service” within the meaning of Section 409A.  Furthermore, to the extent that Employee is a “specified employee” within the meaning of Section 409A (determined using the identification methodology selected by Company from time to time, or if none, the default methodology) as of the date of Employee’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Employee’s separation from service shall paid to Employee before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Employee’s separation from service or, if earlier, the date of Employee’s death following such separation from service.  All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid in a lump sum on the Delayed Payment Date.  Thereafter, any payments that remain outstanding as of the day immediately following the Delayed Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(ii) The Company and Employee intend that any right of Employee to receive installment payments hereunder shall, for all purposes of Section 409A, be treated as a right to a series of separate payments.

(iii) Neither the Company nor Employee shall have the right to accelerate or defer any payment or benefit under this Agreement except to the extent specifically permitted or required by Section 409A.

(iv) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g. “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v) With regard to any provision in this Agreement that provides for reimbursement of expenses or in-kind benefits, except for any expense, reimbursement or in-kind benefit provided pursuant to this Agreement that does not constitute a “deferral of compensation,” within the meaning of Section 409A, (A) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (B) shall not be deemed to be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect, and (C) such payments shall be made on or before the last day of Employee’s taxable year following the taxable year in which the expense occurred.

(vi) The Company intends that income provided to Employee pursuant to this Agreement will not be subject to taxation under Section 409A.  However, the Company does not guarantee any particular tax effect for income provided to Employee pursuant to this Agreement.  In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Employee, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Employee pursuant to this Agreement.

(c) Tax Withholding. The Company may withhold from any amounts payable under this Agreement such taxes or other amounts as shall be required to be withheld pursuant to applicable law or regulation.

7. Consulting Services.  During the six  (6) months following any termination of Employee’s employment described in Section 2(a) or Section 4(a), Employee shall be retained by the Company as an independent contractor to provide consulting services to the Company at its request for up to (but no more than) eight (8) hours per week.  These services shall include any reasonable requests for information or assistance by the Company, including, but not limited to, the transition of Employee’s duties.  Such services shall be provided at mutually convenient times.  For the actual provision of such services, the Company shall pay to Employee a consulting fee of $1,000 per eight hour day, pro-rated for the number of hours of service, plus reasonable out-of-pocket expenses (for example, travel and lodging).

8. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) “Cause” means any of the following:
(i) Employee’s theft, dishonesty, misconduct or falsification of any records of the Company;
(ii) Employee’s misappropriation or improper disclosure of confidential or proprietary information of the Company;
(iii) any intentional action by Employee which has a material detrimental effect on the reputation or business of the Company;
(iv) Employee’s failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability;
(v) any material breach by Employee of any employment agreement between Employee and the Company, which breach is not cured pursuant to the terms of such agreement;
(vi) Employee’s conviction of any criminal act which impairs Employee’s ability to perform his duties for the Company; or
(vii) Any other permissible cause for termination under applicable PRC or Hong Kong laws.

(b) “Change in Control” means any of the following: (i) a merger or other transaction in which the Company or substantially all of its assets is sold or merged and as a result of such transaction, the holders of the Company’s common stock prior to such transaction do not own or control a majority of the outstanding shares of the successor corporation, (ii) the election of nominees constituting a majority of the Board which nominees were not approved by a majority of the Board prior to such election, or (iii) the acquisition by a third party of twenty percent (20%) or more of the Company’s outstanding shares which acquisition was without the approval of a majority of the Board in office prior to such acquisition.

(c) “Change in Control Period” means the period commencing upon the consummation of a Change in Control and ending on the first anniversary of such Change in Control.
(d) “Constructive Termination” means any one or more of the following conditions:

(i) without Employee’s express written consent, the assignment to Employee, following a Change in Control, of any title or duties, or any limitation of Employee’s responsibilities, that are substantially and adversely inconsistent with Employee’s title(s), duties, or responsibilities with the Company immediately prior to the date of the Change in Control;

(ii) without Employee’s express written consent, the relocation of the principal place of Employee’s employment, following Change in Control, to a location that is 7 more than fifty (50) miles from Employee’s principal place of employment immediately prior to the date of the Change in Control, or the imposition of travel requirements substantially more demanding of Employee than such travel requirements existing immediately prior to the date of the Change in Control;

(iii) any failure by the Company, following a Change in Control, to pay, or any material reduction by the Company of, (A) Employee’s base salary in effect immediately prior to the date of the Change in Control, or (B) Employee’s bonus compensation, if any, in effect immediately prior to the date of the Change in Control (subject to applicable performance requirements with respect to the actual amount of bonus compensation earned by Employee), unless base salary and/or bonus reductions comparable in amount and duration are concurrently made for a majority of the other employees of the Company who have substantially similar titles and responsibilities as Employee; and

(iv) any failure by the Company, following a Change in Control, to (A) continue to provide Employee with the opportunity to participate, on terms no less favorable than those in effect for the benefit of any employee group which customarily includes a person holding the employment position or a comparable position with the Company then held by Employee, in any benefit or compensation plans and programs, including, but not limited to, the Company’s life, disability, health, dental, medical, savings, profit sharing, stock purchase and retirement plans, if any, in which Employee was participating immediately prior to the date of the Change in Control, or in substantially similar plans or programs, or (B) provide Employee with all other fringe benefits (or substantially similar benefits), including, but not limited to, relocation benefits, provided to any employee group which customarily includes a person holding the employment position or a comparable position with the Company then held by Employee, which Employee was receiving immediately prior to the date of the Change in Control.

However, the occurrence of the foregoing conditions shall not constitute a Constructive Termination unless (A) Employee has given written notice of the occurrence of any such condition(s) to the Chairman of the Board within sixty (60) days following the date on which Employee knows, or with the exercise of reasonable diligence would know, of the occurrence of any of such conditions, (B) the Company fails to cure the condition(s) constituting Constructive Termination within twenty (20) days after receipt of such written notice thereof, and (C) Employee terminates employment with the Company within thirty (30) days following expiration of such cure period.

(e) “Disability” means the inability of Employee, in the opinion of a qualified physician, to perform the essential functions of Employee’s position with the Company, with or without reasonable accommodation, because of the sickness or injury of Employee.

(f) “Involuntary Termination” means the occurrence of either of the following events during a Change in Control Period:
(i) termination by the Company of Employee’s employment without Cause; or

(ii) Employee’s Constructive Termination.

“Involuntary Termination” shall not include any termination of Employee’s employment that is (1) for Cause, (2) a result of Employee’s death or Disability, or (3) a result of Employee’s voluntary resignation.

(g) “New Employment” means any employment obtained by Employee after the termination of Employee’s employment with the Company.

9. Nonsolicitation.  During his employment with the Company, and for a period of one (1) year following the termination of his employment for any reason, Employee shall not directly or indirectly recruit, solicit, or induce any person who on the date hereof is, or who subsequently becomes, an employee, sales representative or consultant of the Company, to terminate his relationship with the Company.

10. Successors.

(a) Company’s Successors.  Any successor to the Company or to all or substantially all of the Company’s business and/or assets shall be bound by this Agreement in the same manner and to the same extent as the Company.

(b) Employee’s Successors.  All rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  Employee shall have no right to assign any of his obligations or duties under this Agreement to any other person or entity.

11. Notice.

(a) General.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of Employee, mailed notices shall be addressed to Employee at the home address which he most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b) Notice of Termination. Any termination by the Company or Employee of their employment relationship shall be communicated by a written notice of termination to the other party.
12. Miscellaneous Provisions.

(a) No Duty to Mitigate.  Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking New Employment or in any other manner), nor shall any such payment be reduced by any earnings that Employee may receive from any other source.

(b) Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

(d) Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(e) Arbitration.  Any dispute, controversy or claim arising out of or relating to this contract, including the validity, invalidity, breach or termination thereof, shall be settled by arbitration in Hong Kong under the Hong Kong International Arbitration Centre Administered Arbitration Rules in force with the Notice of Arbitration is submitted in accordance with these rules.  Judgment upon any decision or award rendered by the arbitrator may be entered in any court having jurisdiction over the matter.  The Employee and the Company knowingly and willingly waive their respective rights to have any such disputes or claims tried to a judge or jury.

(f) Prior Agreements. Subject to Section 3(b) hereof, this Agreement supersedes all prior understandings and agreements, whether written or oral, regarding the subject matter of this Agreement.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

SCICLONE PHARMACEUTICALS, INC.

By: _/s/ Friedhelm Blobel_

SCICLONE PHARMACEUTICALS HONG KONG LIMITED

By: _/s/ Friedhelm Blobel_

SCICLONE PHARMACEUTICALS (CHINA) CO., LTD.

By: _/s/ Friedhelm Blobel_

EMPLOYEE

/s/ Chun Cai Meng

MENG CHUN CAI

Exhibit A

RELEASE

In exchange for the severance pay and benefits described in the Employee Retention Agreement between SciClone Pharmaceuticals, Inc. (the “Company”) and me effective as of [•], I hereby release the Company, its parents and subsidiaries, and their officers, directors, employees, attorneys, stockholders, successors, assigns and affiliates, of and from any and all claims, liabilities, and causes of action of every kind and nature, whether known or unknown, based upon or arising out of any agreements, events, acts, omissions or conduct at any time prior to and including the execution date of this Release, including, but not limited to:  all claims concerning my employment with the Company or the termination of that employment; all claims pursuant to any applicable PRC or Hong Kong labor laws and the regulations promulgated by the local government having jurisdiction over the employment.

I am knowingly, willingly and voluntarily releasing any claims I may have under relevant local laws.  I acknowledge that the consideration given for the release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled.

I hereby waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any unknown claims I may have, and I affirm that it is my intention to release all known and unknown claims that I have or may have against the parties released above.

This Release contains the entire agreement between the Company and me regarding the subjects above, and it cannot be modified except by a document signed by me and an authorized representative of the Company.

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EMPLOYEE

Date:
Meng Chun Cai

SCICLONE PHARMACEUTICALS, INC.

Date:	By:

Its:
SCICLONE PHARMACEUTICALS HONG KONG LIMITED

Date:	By:

Its:

SCICLONE PHARMACEUTICALS (CHINA) CO., LTD.

Date:	By:

Its:

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